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Exhibit 4.12

AMENDMENT AND SUPPLEMENT NO. 1 TO
INVESTORS' RIGHTS AGREEMENT

        AMENDMENT AND Supplement No. 1 dated as of February 7, 2001 (this "Amendment") to the Investors' Rights Agreement dated as of November 20, 2000 (the "Agreement") among Rockwood Holdings, Inc. (formerly known as K-L Holdings, Inc.), a Delaware corporation (the "Company"), each of the parties listed on Schedule I attached thereto (the "Investors"), KKR 1996 Fund L.P. (the "KKR Fund"), KKR Partners II, L.P. ("KKR Partners II" and, together with the KKR Fund, the "KKR Investors") and Allianz Lebensversicherungs-AG, Stuttgart (the "New Investor"). Capitalized terms used but not defined in this Amendment are used with the meanings given to such terms in the Agreement.

Recitals

        On the date hereof, the Investors are the holders of 29,684.21 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company (as adjusted to reflect share splits consummated since the Closing Date and prior to the date hereof).

        The Investors propose to transfer 20,778.95 shares (the "Shares") of Common Stock to the New Investor and, as condition to such transfer, pursuant to the Agreement, the New Investor is required to enter into this Amendment in order to become a party to the Agreement and to make certain representations and warranties thereunder.

        The Company, the Investors and the KKR Investors desire to amend the Agreement in connection with the transfer of the Shares.

        A true, complete and correct copy of the Agreement as in effect immediately before the execution and delivery of this Amendment is attached as an appendix to this Amendment.

Agreement

        1.    Agreement to be Bound.    The New Investor agrees that, from and after the effective date of the transfer of Shares to it, the New Investor will comply with and be bound by all agreements and covenants of an Investor under the Agreement.

        2.    Representations and Warranties.    (a)    The New Investor makes each of the representations and warranties of an Investor under the Agreement.

        (b)   The New Investor represents and warrants that, at the effective date of the transfer of Shares to it, it has become a Lender under the Loan Agreement.

        (c)   The New Investor represents and warrants that it is a "qualified institutional buyer" as defined in Rule 144A under the Act.

        (d)   Neither the Company nor any of its Affiliates or any other person (other than the Investors, as to which the Company makes no representation) acting on the Company's behalf has engaged, in connection with the offering of the Shares, (A) in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act, or (B) in any action which would require the registration of the offering and sale of the Shares pursuant to the Agreement or which would violate applicable state "blue sky" laws.

        (e)   Each Investor represents and warrants to and agrees with the Company that neither it nor any person acting on its behalf has made or will make offers or sales of the Shares in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Act) in the United States or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

        3.    Acknowledgement of Rights of New Investors.    Each of the Company, the Investors, the KKR Fund and KKR Partners II acknowledges that, from and after the effective date of the transfer of Shares to the New Investor, the New Investor shall have all the benefits of an Investor under the Agreement and shall be deemed to be an Investor for all purposes thereof with respect to the Shares transferred to it. The effective date of the transfer of Shares to the New Investor shall not be deemed to have occurred for purposes of this Section 3 unless and until the transferring Investors shall have complied with Section 2(a) of the Agreement with respect to the transfer of Shares to the New Investor, including without limitation by furnishing the Company with the legal opinion required by clause (ii)(B)(II) of Section 2(a) of the Agreement.

        4.    Amendment.    The Agreement is hereby amended so that (a) the definition of Loan Agreement includes one or more note purchase agreements entered into from time to time between the PIK Borrower and one or more purchasers, (b) the definition of Lenders includes each such purchaser and (c) the definition of PIK Bridge Loans includes notes from time to time issued pursuant to such note purchase agreements.

        5.    Notices.    For purposes of Section 13 of the Agreement, the address of the New Investor, as an Investor under the Agreement, shall be as set forth below, unless and until such address is modified in accordance with Section 13 of the Agreement:

  Allianz Lebensversicherungs-AG, Stuttgart
  Reinsburgstrasse 19
  D-70178 Stuttgart
  Germany
  Attention: Jens Hartmann
  Fax: +49-711-663-4046

        6.    No Further Amendments.    Except as expressly amended and supplemented by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

        7.    Severability.    If any term, provision, covenant or restriction contained in this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties hereby agree to negotiate in good faith a modification of the terms, provisions, covenants and restrictions contained in this Amendment that are so determined to be invalid, void or unenforceable in order to make them enforceable in a manner that will preserve, to the maximum extent possible, the intent of the parties hereto.

        8.    Counterparts.    This Amendment may be executed in several counterparts, each of which shall be an original, and all of which shall be deemed to be one and the same agreement.

        9.    APPLICABLE LAW.    THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        IN WITNESS WHEREOF, each party hereto has caused this Amendment to be duly executed as of the day and year first above written.

ALLIANZ LEBENSVERSICHERUNGS-AG, STUTTGART
By:	/s/ ZIMMERMAN AND GRUBER Name: Zimmerman Gruber Title: CFO Str. Dir.
ROCKWOOD HOLDINGS, INC.
By:	/s/ THOMAS J. RIORDAN Name: Thomas J. Riordan Title: Vice President
KKR 1996 FUND L.P.
By:	KKR Associates 1996 L.P., its general partner
By:	KKR 1996 GP LLC, its general partner
By:	/s/ MICHAEL TOKARZ Name: Michael Tokarz Title: Manager
KKR PARTNERS II, L.P.
By:	KKR Associates, L.P., its general partner
By:	/s/ MICHAEL TOKARZ Name: Michael Tokarz Title: Partner
MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ MICHAEL F. SENFT Name: Michael F. Senft Title: Manager Director

APPENDIX

Investors' Rights Agreement Previously Delivered to Parties

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Exhibit 4.12
AMENDMENT AND SUPPLEMENT NO. 1 TO INVESTORS' RIGHTS AGREEMENT
Recitals
Agreement
APPENDIX